Exhibit 99.1

RockTenn Announces Closing of Senior Notes Offering

NORCROSS, Ga. – Sept. 11, 2012-- RockTenn (NYSE: RKT) announced today the closing of its previously announced offering of senior notes.  RockTenn completed the issuance of $350 million aggregate principal amount of 3.500% senior notes due 2020 and $350 million aggregate principal amount of 4.000% senior notes due 2023.  The notes were offered only to persons in the United States and to, or for the account or benefit of, U.S. persons, in each case that are qualified institutional buyers in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.  The notes are guaranteed on an unsecured, unsubordinated basis by certain of RockTenn’s existing and future domestic subsidiaries.

RockTenn will use the net proceeds from the offering to prepay a portion of the outstanding loans under its credit facility and to pay costs and expenses relating to such prepayment, including accrued and unpaid interest thereon. RockTenn currently expects to repay approximately $288.0 million outstanding under its revolving credit facility, approximately $345.5 million outstanding under its term loan A facility and approximately $54.5 million outstanding under its term loan A2 facility, although the exact amounts allocated to the individual facilities may change.

The notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Source: RockTenn

RockTenn
John Stakel, 678-291-7900
Senior Vice President-Treasurer
jstakel@rocktenn.com